UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2010

DERYCZ SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53501 (Commission File Number)	11-3797644 (IRS Employer Identification No.)

1524 Cloverfield Blvd., Suite E Santa Monica, California (Address of principal executive offices)	90404 (Zip Code)

Registrant’s telephone number, including area code: (310) 477-0354

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2010, the Board of Directors (the “Board”) of Derycz Scientific, Inc. (the “Corporation”) increased the number of directors of the Corporation from three (3) to five (5).

On that date, the Board also accepted the resignation of Mr. Scott Ahlberg as a director of the Corporation and appointed General Merrill McPeak as a director to fill the vacancy created by Mr. Ahlberg’s resignation and to serve the balance of the Mr. Ahlberg's term as director or until Gnl. McPeak's successor has been duly elected and qualified. Mr. Ahlberg did not resign due to any disagreement with the Corporation regarding its operations, policies or practices.

Gnl. McPeak is President of McPeak and Associates, a company he founded in 1995. From 1990 until his retirement from active military service in late-1994, he was chief of staff of the U.S. Air Force. During this period, he was the senior officer responsible for organization, training and equipage of a combined active duty, National Guard, Reserve and civilian work force of over 850,000 people serving at 1,300 locations in the United States and abroad. As a member of the Joint Chiefs of Staff, he and the other service chiefs were military advisors to the Secretary of Defense and the President.

Gnl. McPeak has been a director on the boards of a dozen publicly traded companies, including long service with the airline, TWA, and with the test and measurement company, Tektronix. He was for many years Chairman of the Board of ECC, International, until that company was acquired by Cubic Corporation. Currently, Gnl. McPeak is a director of Del Global Technologies (OTC: DGTC.OB), a producer of medical imaging devices, Miller Energy Resources, (NASDAQ: MILL), an oil and natural gas exploration and production company, and Sensis Corp., a privately held manufacturer of air defense radars and air traffic control equipment. He is Chairman of Portland, Oregon-based Ethicspoint, Inc., a relatively recent startup that has become the leading provider of software-as-a-service based governance, risk and compliance solutions.

On November 5, 2010, the Board also appointed Mr. Scott Ogilvie and Mr. Gregory Suess to fill the vacancies on the Board created by the increase in the number of directors. Each of them shall serve as a director of the Corporation until the next annual meeting of the Corporation's shareholders or until such person's successor has been duly elected and qualified.

Scott Ogilvie is Founder and President of AFIN International, Inc. and formerly CEO of Gulf Enterprises International, Ltd., both of which companies have U.S. and Cooperation Council for the Arab States of the Gulf (“GCC”) operating partners and strategic shareholders through which they bring GCC regional as well as U.S. and international expertise, investment capital and operating platforms to the Middle East and North Africa (MENA) markets in areas such as Infrastructure, Industrial, IT, Energy, Entertainment, Healthcare and Real Estate.  AFIN is also a member of Wirthlin Worldwide Itochu, an entity that functions as the international strategic advisory and M&A arm of ITOCHU Corporation, a Japanese global trading company.  Prior to forming AFIN and GEI, Mr. Ogilvie was the Chief Operating Officer for CIC Group of companies.  Mr. Ogilvie received a BSBA-Finance degree from the University of Denver (1976), and a Juris Doctor degree from the University of California, Hastings College of Law (1979).

Mr. Suess is a founding partner of ROAR, an entertainment and media focused management and consulting company formed in 2000.  Since 1997, Mr. Suess has practiced with the law firm of Glaser, Weil, Fink, Jacobs, Howard & Shapiro, LLP, where he is currently Of Counsel and focuses on general corporate law, media and entertainment.  Mr. Suess holds a Bachelor of Science from the University of Southern California (Lloyd Greif Center for Entrepreneurial Studies), and holds a JD/MBA from Pepperdine University.  Mr. Suess serves on the Board of Directors of TicTock Studios in Saugatuck, Michigan.  He is a member of the State Bar of California.

In connection with the appointments of Gnl. McPeak, Mr. Ogilvie and Mr. Suess to the Board, on November 5, 2010 the Corporation issued to each of them a Common Stock Purchase Warrant (a “Warrant”) to purchase up to 50,000 shares of the Corporation’s common stock at an exercise price of $1.25 per share. Each of the Warrants is subject to the following vesting schedule: 12,500 shares vest and become exercisable under the Warrant on each of December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011. Each Warrant expires on November 5, 2015. The form of Warrant issued to each director is attached hereto as Exhibit 4.1.

On November 5, 2010, the Corporation entered into an Indemnification Agreement (the “Indemnification Agreement”), substantially in the form attached hereto as Exhibit 10.1, with each of Gnl. McPeak, Mr. Ogilvie and Mr. Suess. Subject to the rights and limitations set forth in the Indemnification Agreement, and to the extent permitted by applicable law, each director will be entitled to indemnification against all expenses, judgments and other amounts actually and reasonably incurred by him or on his behalf in connection with any proceeding to which he is, or is threatened to be made, a party if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The foregoing descriptions of the Warrants and the Indemnification Agreements do not purport to be complete and are qualified in their entirety by reference to the forms of Warrant and Indemnification Agreement filed as exhibits to this report.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
4.1	Form of Common Stock Purchase Warrant
10.1	Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DERYCZ SCIENTIFIC, INC.

By:	/s/ Peter Derycz
Peter Derycz
Chief Executive Officer

Dated: November 12, 2010

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Common Stock Purchase Warrant
10.1	Form of Indemnification Agreement